SWANK ENERGY INCOME ADVISORS, L.P.

CUSHING REGISTERED FUND

CODE OF ETHICS AND PERSONAL TRADING POLICY

I.	Statements of General Policy

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Rule 204A-1”) requires that Swank Energy Income Advisors, L.P. (the “Adviser”) adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by Rule 204A-1.

Paragraph (c) of Rule 17j-1 under the Investment Company Act of 1940 (the “Rule 17j-1”) requires that the Cushing Funds listed in Appendix V-1 (each, a “Fund” and, together with the Adviser, the “Company”) to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent or manipulative practices with respect to purchases or sales of Covered Securities (as defined below) by investment companies, if effected by associated persons of such companies.

Under paragraph (b) of Rule 17j-1 it is unlawful for any affiliated person of, or principal underwriter for, a registered investment company, or any affiliated person of an investment adviser of, or principal underwriter for, a registered investment company, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired (as defined below) by the investment company:

a)	To employ any device, scheme or artifice to defraud the investment company;

b)
To make any untrue statement of a material fact to the investment company or omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;

c)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the investment company; or

d)	To engage in any manipulative practice with respect to the investment company.

Accordingly, this Code of Ethics (the “Code”) has been adopted to ensure that those who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company and to prevent fraudulent or manipulative practices with respect to purchases or sales of Covered Securities. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Company and persons connected with it. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or otherwise take unfair advantage of the Company, and to understand the various laws applicable to such employee.

II.	Definitions

(a)
“Access Person” means (i) any employee, director, officer, trustee, general partner or manager of the Company (or of any company in a control relationship to the Company) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to purchases or sales of Covered Securities; and (iii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

(b)
“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(c)
“Beneficial Interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. In general, “Beneficial Interest” shall mean, ownership of securities or securities accounts by or for the benefit of a person, including any account in which the employee holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney).

(d)	“Client” shall mean the investment accounts and pooled investment vehicles which the Adviser manages.

(e)	“Client Account” shall mean companies in which a Client holds an investment.

(f)	“Code” shall mean this Code of Ethics.

(g)	“Compliance Officer” shall mean John H. Alban or his/her designee.

(h)
“Covered Security” shall mean any “security”, and any security related to or connected with such security. The term “security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include: (i) securities which are direct obligations of the government of the United States, (ii) shares issued by U.S. registered open-end investment companies, including open-end exchange traded funds, or (iii) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements.

(i)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

(j)
“Investment Personnel” means any employee, officer, director, trustee, general partner or manager of the Company (or any company in a control relationship with the Company) who, in connection his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company. Investment Personnel also includes any person who controls the Company and who obtains recommendations made to the Company regarding purchase or sale of securities by the Company.

(k)
“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) under the Securities of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar offerings under comparable foreign law.

(l)
“Security Held or to be Acquired” by the Fund means: (i) any Covered Security which, within the most recent 15 days, is or has been held by the Fund or other client of the Adviser or is being or has been considered by the Adviser for purchase by the Fund or other client of the Adviser; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

III.	PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

As a general matter, no Access Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Company, except pursuant to normal and customary business practices.

No Access Person shall accept any entertainment, gift or other personal benefit that creates a conflict between the interests of such Access Person and the Company. In addition, Investment Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Company. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety.  Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

IV.	CONFLICTS OF INTEREST

If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of the Company, that Access Person should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration. Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security on behalf of the Fund or another advisory client of the Adviser, and who have a material interest in the security or a related security, must first disclose such interest to the Compliance Officer. The Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

V.	SERVICE AS A DIRECTOR

Investment Personnel are prohibited from accepting any new appointment to the board of director of any energy-related U.S. royalty trust, Canadian oil and gas trust, oilfield services trust, infrastructure trust, alternative energy trust or master limited partnership or limited liability company which focuses on exploration and production (collectively referred to as, “Energy Trusts”), whether or not its securities are publicly traded, absent prior authorization of Jerry V. Swank who will notify the Compliance Officer. In determining whether to authorize such appointment, Mr. Swank shall consider whether the board service would be adverse to the interests of the Company and whether adequate procedures exist to ensure isolation from those making investment decisions. All Investment Personnel shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of becoming  Investment Personnel. All Investment Personnel must notify the Compliance Officer within ten (10) days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than Energy Trusts, for which prior authorization of the Compliance Officer is required).

VI.	INSIDE INFORMATION

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts.

Inside information obtained by any Access Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Company. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Company and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

VII.	PERSONAL SECURITIES TRANSACTION RESTRICTIONS

(a)	Purchases and Sales of a Covered Security. No Access Person of the Company shall purchase or sell, directly or indirectly:

(i)            any Covered Security in which he or she has, or by reason of such transaction will acquire, any direct or indirect Beneficial Interest and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by the Company on behalf of a Client Account; or

(ii)            any related Covered Security being actively considered for purchase or sale by the Company, such as puts, calls, other options or rights in such security.

(b)	Prohibited Conduct. No Access Person of the Company shall, directly or indirectly:

(i)            discuss with or otherwise inform others of actual or contemplated security transactions by the Company on behalf of a Client Account except in the performance of their employment duties or in an official capacity and then only for the benefit of the Client Account, and in not for personal benefit or for the benefit of others;

(ii)            use knowledge of portfolio transactions made or contemplated for the Company to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired the Company;

(iii)            knowingly take advantage of a corporate opportunity of the Company for personal benefit or take action with such Access Person’s obligations to the Company. All securities transactions must be consistent with this Code.  Access Persons must avoid any actual or potential conflict of interest or any abuse of his or her position of trust.

VIII.	PRE-CLEARANCE

(a)
No Access Person may buy or sell any Covered Security for an account in which he or she has a Beneficial Interest without having first obtained specific permission from the Compliance Officer. In order to gain permission to trade in Covered Securities for such account, an Access Person must complete a Pre-Clearance Form (blank forms are available from the Compliance Officer) that is signed by either the Compliance Officer or the Company’s chief financial officer.  After a completed form has been approved, the transaction must be effected that day as such approval will expire at midnight on the day it is granted or a new Pre-clearance Form must be submitted for approval.  Completed and fully-executed Pre-Clearance Forms are to be submitted to, and maintained by, the Compliance Officer.

(b)
No Investment Personnel shall directly or indirectly acquire a interest in securities through a Limited Offering or an Initial Public Offering without obtaining the prior consent of the Compliance Officer. Consideration will be given to whether the opportunity should be reserved for the Client Accounts.

IX.	EXCLUDED TRANSACTIONS

The following types of transactions do not invoke the trading restrictions of Section VII or the pre-clearance requirements of Section VIII:

(a)	Transactions effected for any account over which the Access Person has no investment discretion.

(b)	Non-volitional purchases and sales, such as Automatic Investment Plans or “calls”.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

X.	REPORTING PROCEDURES

Access Persons shall make the reports set forth below. Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect Beneficial Interest in the Covered Securities to which the report relates.

(a)
Brokerage Accounts. Before effecting personal transactions, each Access Person must: (i) inform the brokerage firm of his affiliation with the Company and (ii) make arrangements for the Compliance Officer to receive duplicate account statements by providing the brokerage firm with a copy of the letter attached hereto.

(b)	Initial Holdings Report. Each Access Person must provide a report which includes the following information within ten (10) days of becoming an Access Person:

-	Title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest when the Person became an Access Person;

-
The name of any broker, dealer or bank with whom the Access Person maintained an account in which he or she had a direct or indirect Beneficial Interest in any Covered Securities as of the date the person became an Access Person; and

-	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person.

(c)
1.    Quarterly Transaction Report. Not later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a report which includes the following information with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Interest:

-	The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

-	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

-	The transaction price of the Covered Security;

-	The name of the broker, dealer or bank with or through which the transaction was effected; and

-	The date that the report is submitted by the Access Person.

2.    New Account Report. Not later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a report which includes the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

-	The name of the broker, dealer or bank with whom the Access Person established the account;

-	The date the account was established; and

-	The date that the report is submitted by the Access Person.

(d)
Annual Holdings Reports. Each Access Person shall submit annually a report, containing the information required in Section X.(b) above, and such information must be current as of a date no more than 45 days before the annual report is submitted.

(e)
Review of Reports. The Compliance Officer shall be responsible for notifying Access Persons of their reporting obligations under this Code and for reviewing reports submitted by Access Persons.  The Compliance Officer will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be allowed to review or approve his/her own reports. Such reports shall be reviewed by the Compliance Officer or other officer who is senior to the person submitting the report.  The Company’s Chief Financial Officer, John Alban, shall approve any personal trades by the Compliance Officer.

(f)
Exceptions from Reporting Requirements. An Access Person need not submit reports otherwise required to be made pursuant to this Section X with respect to transactions for, and Covered Securities held in, any account over which the Access Person has no investment discretion. Access Persons wishing to rely on this exception must receive prior approval from the Compliance Officer. An Access Person need not make a quarterly transaction report or a new account report if it would duplicate information (i) contained in broker trade confirmations or account statements received by the Compliance Officer or (ii) in the records of the Company.  In addition, an Access Person need not submit reports pursuant to Section IX(b) with respect to transactions pursuant to an Automatic Investment Plan or gifts, inheritances or charitable dispositions pursuant to Section IX(c).

A trustee of the Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and who would be required to make a report solely by reason of being a trustee, need not make (i) an initial holdings report as required by Section X.(b) of the Code, (ii) an annual holdings report as required by Section X.(d) of the Code, or (iii) a quarterly transaction report or a new account report as required by Section X.(c) of the Code, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Company considered purchasing or selling the Covered Security.

(f)
Pre-approval of investments in Initial Public Offerings and Limited Offerings. Investment Personnel must obtain approval from the Compliance Officer before directly or indirectly acquiring any Beneficial Interest in any securities in an Initial Public Offering or in a Limited Offering.

XI.	ADMINISTRATION OF CODE

The Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer. The Compliance Officer will take whatever action he deems necessary with respect to any officer or employee of the Company who violates any provision of this Code including, among other things, a letter of censure, disgorgement of profits or suspension or termination of the employment of the violator.

No less frequently than annually, the Fund and the Adviser must furnish to the Fund’s board of trustees, and the board of trustees must consider, a written report that:

a)
Describes any issues arising under the Code since the last report to the board of trustees, including, but not limited to, information about material violations of the Code and any sanctions imposed in response to the material violations; and

b)	Certifies that the Fund and the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

XII.	RECORDKEEPING REQUIREMENTS

The Adviser, on behalf of itself and the Fund, shall maintain records, at its principal place of business and in an easily accessible place, of the following:

a)	a copy of each Code that is currently in effect or at any time within the past five years was in effect;

b)
a record of any violation of the Code and of any action taken as a result of the violation;  such record must be kept for at least five years after the end of the fiscal year in which the violation occurs;

c)
a copy of each report made by an Access Person as required by the Code; such record must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided (only the first two years in an easily accessible place);

d)	a record of all persons, currently or within the past five years, who are or were required to make reports required under the Code;

e)	a record of all persons, currently or within the past five years, who are or were responsible for reviewing the reports required under the Code; and

f)
for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering.

XV.	CONDITION OF EMPLOYMENT OR SERVICE

All Access Persons shall conduct themselves at all times in the best interests of the Adviser and its Clients. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Persons shall certify annually that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

Amended: August 3, 2010

Appendix V-1

Fund:

The Cushing Total Return Fun

Cushing MLP Funds Trust
The Cushing MLP Premier Fund